              PRICING SUPPLEMENT NO. K0091 DATED FEBRUARY 13, 2003
                (TO PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND
                      PROSPECTUS DATED FEBRUARY 23, 2001)
                        RULE 424(B)(2) FILE NO. 333-55650

                          $20,000,000 PRINCIPAL AMOUNT

                       SALOMON SMITH BARNEY HOLDINGS INC.

                           MEDIUM-TERM NOTES, SERIES K

                        (REGISTERED NOTES -- FIXED RATE)

                          0.25% CASH EXCHANGEABLE NOTES
            LINKED TO THE PERFORMANCE OF THE AMEX OIL INDEX, DUE 2010


- The notes bear interest at the rate of 0.25% per annum, payable on February 18 and August 18 of each year, beginning August 18, 2003.

- If not previously exchanged by you or called by us, the notes will mature on February 18, 2010. At maturity you will receive $1,000 in cash for each $1,000 principal amount of notes you then hold.

- EXCHANGE RIGHT Beginning March 18, 2003, you will have the right to exchange each $1,000 principal amount of notes you then hold for cash in an amount equal to the product of the closing value of the AMEX Oil Index on the exchange date and the exchange ratio, which is 2.1245.

- CALL RIGHT Beginning December 20, 2005, upon not less than 30 nor more than 60 days' notice, we may call the notes, in whole, and not in part, for mandatory redemption on or after February 17, 2006. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:

      - cash in an amount equal to the product of the closing value of the AMEX Oil Index on the applicable call date and the exchange ratio, if the product of the closing value of the AMEX Oil Index and the exchange ratio on the index business day immediately preceding the call notice date is greater than $1,000; or

      - cash in an amount equal to the call price of $1,000, if the product of the closing value of the AMEX Oil Index and the exchange ratio on the index business day immediately preceding the call notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-5.

THE NOTES HAVE NOT BEEN PASSED ON BY THE AMERICAN STOCK EXCHANGE AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY THE AMERICAN STOCK EXCHANGE. THE AMERICAN STOCK EXCHANGE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                                             PROCEEDS TO SALOMON
                                      PRICE TO                   AGENT'S                  SMITH BARNEY HOLDINGS INC.
                                     PUBLIC (1)                 COMMISSION                   (BEFORE EXPENSES)(1)
                                     ----------                 ----------                   --------------------
Per Note.................              $1,000.00                  $0.00                              $1,000.00
Total ...................         $20,000,000.00                  $0.00                         $20,000,000.00

(1) Plus accrued interest, if any, from February 18, 2003 to the date of delivery.

The notes are being offered through Salomon Smith Barney Inc., as principal.

                              SALOMON SMITH BARNEY

                           SUMMARY INFORMATION -- Q&A

            This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 0.25% Cash Exchangeable Notes Linked to the Performance of the AMEX Oil Index, Due 2010. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes", which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

            The notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The notes mature on February 18, 2010 unless they are previously exchanged by you or called by us.

            You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE NOTES?

            The notes bear interest at the rate of 0.25% per annum. We will pay interest in cash semi-annually on each February 18 and August 18, commencing on August 18, 2003.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

            At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

WHAT WILL I RECEIVE IF I EXERCISE MY EXCHANGE RIGHT?

            If you exercise your exchange right, you will receive an amount of cash equal to the product of the closing value of the AMEX Oil Index on the exchange date and the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right.

            The exchange ratio is 2.1245. In order to exercise your exchange right, you will need to follow the procedures described in "Description of the Notes -- Exchange Right" in this pricing supplement.

WHAT WILL I RECEIVE IF SALOMON SMITH BARNEY HOLDINGS INC. CALLS THE NOTES?

            If we exercise our call right, you will receive for each $1,000 principal amount of notes:

      - cash in an amount equal to the product of the closing value of the AMEX Oil Index on the applicable call date and the exchange ratio, if the product of the closing value of the AMEX Oil Index and the exchange ratio on the index business day immediately preceding the call notice date is greater than $1,000; or

      - cash in an amount equal to the call price of $1,000, if the product of the closing value of the AMEX Oil Index and the exchange ratio on the index business day immediately preceding the call notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

            You will not receive accrued but unpaid interest on the notes if we call them for redemption at the amount equal to the product of the closing value of the AMEX Oil Index on the applicable call date and the exchange ratio. You will receive accrued and unpaid interest on the notes up to and including the call date if we call the notes for redemption at the call price of $1,000.

            If we call the notes for redemption at the call price of $1,000, your exchange right will cease to be available beginning on the date we give notice of exercise of our call right.

HOW HAS THE AMEX OIL INDEX PERFORMED HISTORICALLY?

            We have provided a table showing the historical closing values of the AMEX Oil Index on the last index business day of each month from January 1998 to January 2003. You can find this table in the section "Description of the AMEX Oil Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the AMEX Oil Index; however, historical performance is not necessarily representative of how the AMEX Oil Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- The historical performance of the AMEX Oil Index is not an indication of the future performance of the AMEX Oil Index" in this pricing supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE NOTES?

            Because the notes will be treated by Salomon Smith Barney Holdings as contingent payment debt obligations of Salomon Smith Barney Holdings, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note even though the amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the note prior to maturity or our exercise of our call right or your exercise of your exchange right. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Salomon Smith Barney Holdings nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income

Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

            Our subsidiary, Salomon Smith Barney Inc., is the manager for the offering and sale of the notes. After the initial offering, Salomon Smith Barney Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once they have started.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

            Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

            Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1997 are as follows:

                                       NINE MONTHS ENDED                            YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,       --------------------------------------------------------------------
                                              2002            2001            2000            1999            1998            1997
                                              ----            ----            ----            ----            ----            ----
Ratio of earnings to fixed charges            1.58            1.34            1.32            1.46            1.11            1.17

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

            An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or a plan that is subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be "plan assets" under ERISA regulations, will be permitted to purchase, hold and dispose of the notes only on the condition that such plan or entity makes the deemed representation that its purchase, holding and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Government plans subject to any substantially similar law will also be subject to this condition.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

            Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents, filed by us with the Securities and Exchange Commission, which we refer to as the "SEC", pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and (iii) Current Reports on Form 8-K filed on January 18, 2002, January 23, 2002, March 19, 2002, April 16, 2002, June 25,
2002, July 18, 2002, August 19, 2002, October 17, 2002,

December 23, 2002 and January 22, 2003. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE NOTES

            An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the AMEX Oil Index, and other events that are difficult to predict and beyond our control.

YOU WILL NOT PARTICIPATE IN THE APPRECIATION OF THE AMEX OIL INDEX UNLESS IT APPRECIATES SIGNIFICANTLY FROM ITS VALUE ON FEBRUARY 10, 2003

            The notes offer you less opportunity to participate in any appreciation of the AMEX Oil Index than does an investment in the underlying stocks because you will not participate in any appreciation in the AMEX Oil Index unless you exchange or we call the notes and the value of the AMEX Oil Index appreciates approximately 11.5% from February 10, 2003 to the date the exchange is effected (or, if we call the notes, on the index business day before the date we give notice).

YOU WILL NOT PARTICIPATE IN THE FIRST 11.5% OF ANY APPRECIATION OF THE AMEX OIL INDEX

            Even if the price of the AMEX Oil Index appreciates from February 10, 2003 and you exchange or we call the notes, you will not participate in approximately the first 11.5% of the appreciation in the value of the AMEX Oil Index from its value on February 10, 2003.

THE VALUE OF THE AMEX OIL INDEX MAY DECLINE DURING THE PERIOD FROM THE EXERCISE OF OUR CALL RIGHT TO THE DATE OF REDEMPTION

            Following any exercise of our call that results in delivery of cash in the amount of the product of the closing value of the AMEX Oil Index on the applicable call date and the exchange ratio (rather than the call price of $1,000), up to and including the date on which the redemption is effected, you are subject to the risk of a depreciation in the value of the underlying stocks, and therefore a reduction in the value of the amount you will receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive an amount less than the principal amount of your notes in certain circumstances. Although you can limit this risk by immediately exercising your exchange right on the date we provide notice of a call, you cannot entirely eliminate this risk with respect to a decline in the value of the stocks of the AMEX Oil Index on the relevant call notice date.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

            The annual interest rate on the notes will be only 0.25%. As a result, if the value of the AMEX Oil Index over the term of the notes is less than, equal to or only slightly greater than a price equal to $1,000 divided by the exchange ratio (a price that represents an 11.5% appreciation in the value of the AMEX Oil Index from its value on February 10, 2003), you will receive an amount of cash upon exchange or redemption with a value that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE AMEX OIL INDEX

            Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the AMEX Oil Index because the American Stock Exchange LLC, which we refer to as the "American Stock Exchange" or the "AMEX", calculates the AMEX Oil Index by reference to the prices of stocks comprising the AMEX Oil Index without taking into consideration the value of any dividends paid on those stocks.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

            We believe that the value of your notes will be affected by the supply of and demand for the notes, the value of the AMEX Oil Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the AMEX Oil Index is less than, equal to or not sufficiently above the value of the AMEX Oil Index when you purchase the notes. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

            Value of the AMEX Oil Index. We expect that the market value of the notes will likely depend substantially on the relationship between the value of the AMEX Oil Index on the date the notes are priced for initial sale to the public and the future value of the AMEX Oil Index.

            The composition of the stocks underlying the AMEX Oil Index may change over time. There may be additions to the AMEX Oil Index of securities to which you may not want exposure or deletions of stocks to which you would want exposure. We have no control over the composition or calculation of the AMEX Oil Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of underlying stocks as of the date hereof.

            Volatility of the AMEX Oil Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the AMEX Oil Index increases or decreases, the trading value of the notes may be adversely affected.

            Call feature. Our ability to call the notes prior to their maturity date is likely to limit their value. We believe that if we did not have the right to call the notes, their value could be significantly different.

            Events involving the companies comprising the AMEX Oil Index. General economic conditions and earnings results of the companies whose common stocks comprise the AMEX Oil Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, the value of the notes may be adversely affected because the AMEX Oil Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the common stocks decrease, the value of the notes may be favorably affected.

            Interest rates. We expect that the market value of the notes will be affected by changes in interest rates. In general, if interest rates increase, the value of the notes may decrease, and if interest rates decrease, the value of the notes may increase. Interest rates may also affect the economy and, in turn, the value of the AMEX Oil Index, which (for the reasons discussed above) would affect the value of the notes. Rising interest rates may lower the value of the AMEX Oil Index and, thus, the value of the notes. Falling interest rates may increase the value of the AMEX Oil Index and, thus, the value of the notes.

            Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

            We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the AMEX Oil Index.

            In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

THE HISTORICAL PERFORMANCE OF THE AMEX OIL INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE AMEX OIL INDEX

            The historical performance of the AMEX Oil Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the AMEX Oil Index. While the trading prices of the underlying stocks of the AMEX Oil Index will determine the value of the index, it is impossible to predict whether the value of the index will rise or fall. Trading prices of the underlying stocks of the AMEX Oil Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

INVESTING IN NOTES THAT ARE INDEXED TO THE VALUE OF THE STOCKS OF EUROPEAN COMPANIES INVOLVES ADDITIONAL RISKS

            Some of the stocks underlying the AMEX Oil Index are issued by European companies. There is generally less publicly available information about European companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and European companies are subject to accounting, auditing and financial reporting standards different from those applicable to U.S. reporting companies. The prices of the stocks of European issuers may be affected by political, economic, financial and social factors in Europe, including changes in a European country's government, economic and fiscal policies and currency exchange laws. Additionally, the relevant European economies may differ from the U.S. economy in respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

            There is currently no secondary market for the notes. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

            Because Salomon Smith Barney Inc., which is acting as the calculation agent for the notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE AMEX OIL INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS

            Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the underlying stocks of the AMEX Oil Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the AMEX Oil Index and, therefore, the AMEX Oil Index.

            Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE PAYMENTS YOU RECEIVE ON THE NOTES WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

            If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of notes may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE NOTES

GENERAL

            The description in this pricing supplement of the particular terms of the 0.25% Cash Exchangeable Notes Linked to the Performance of the AMEX Oil Index, Due 2010 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

            The notes will bear interest at a rate equal to 0.25% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the notes are February 18 and August 18 of each year, commencing August 18, 2003. The record date with respect to any interest payment date will be the date (whether or not a business day) immediately preceding the interest payment date.

            A "business day" means any day that is not a Saturday, a Sunday or a day on which the American Stock Exchange or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

            At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

EXCHANGE RIGHT

            Beginning on March 18, 2003, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the notes no later than 11:00 a.m. New York City time on any index business day, to exchange each $1,000 principal amount of notes you then hold for an amount of cash equal to the product of the closing value of the AMEX Oil Index on the exchange date and the exchange ratio. You will be able to exercise your exchange right through and including the index business day prior to the earliest of:

      -     maturity; and

      - if we call the notes for redemption at the call price, as described below, the index business day on which we give notice of our exercise of our call right, which we refer to as the "call notice date".

            We will deliver payment to you three index business days after the date you deliver a valid Official Notice of Exchange, which we refer to as the "exchange date", as long as the paying agent has received delivery of your notes on the exchange date.

            We will not pay accrued and unpaid interest on notes that you exchange under your exchange right.

            The exchange ratio is 2.1245.

            An "index business day" means a day, as determined by the calculation agent, on which the AMEX Oil Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the AMEX Oil Index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the AMEX Oil Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

            A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the AMEX Oil Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the AMEX Oil Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the AMEX Oil Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the AMEX Oil Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the AMEX Oil Index will be based on a comparison of the portion of the value of the AMEX Oil Index attributable to that security relative to the overall value of the AMEX Oil Index, in each case immediately before that suspension or limitation.

            The "closing value" of the AMEX Oil Index (or any successor index) on any index business day means the closing value of the AMEX Oil Index at the end of such index business day, as determined by the calculation agent.

            If no closing value of the AMEX Oil Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the closing value of the AMEX Oil Index will be the arithmetic mean, as determined by the calculation agent, of the value of the AMEX Oil Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the AMEX Oil Index by the calculation agent in the event no such closing value is available may be deferred by the calculation agent for up to two consecutive index business days on which a market disruption event is occurring.

CALL RIGHT

            Beginning on December 20, 2005, upon not less than 30 nor more than 60 days' notice to holders of the notes in the manner described below, we may call the notes, in whole, and not in part, for mandatory redemption on or after February 17, 2006. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:

      - cash in an amount equal to the product of the closing value of the AMEX Oil Index on the applicable call date, which is the date specified in our notice of mandatory redemption, and the exchange ratio, if the product of the closing value of the AMEX Oil Index and the exchange ratio on the index business day immediately preceding the call notice date is greater than $1,000; or

      - cash in an amount equal to the call price of $1,000, if the value of the product of the closing value of the AMEX Oil Index and the exchange ratio on the index business day immediately preceding the call notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

            Once we call the notes, unless you have already exercised your exchange right, we will pay you:

      - three index business days after the call date, if we pay you cash in the amount of the product of the closing value of the AMEX Oil Index on the applicable call date and the exchange ratio; or

      -     on the call date, if we pay you the call price.

            We will not pay accrued and unpaid interest on the notes if we call them for mandatory redemption at the amount of the product of the closing value of the AMEX Oil Index on the applicable call date and the exchange ratio. We will pay accrued and unpaid interest up to and including the call date on the notes if we call them for mandatory redemption at the call price.

            If we call the notes for redemption at the call price, your exchange right will cease to be available beginning on the call notice date.

            Call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal. Notwithstanding the foregoing, so long as the notes are represented by global securities and are held on behalf of the depositary, any such notice may, at our option in lieu of publication, be given by delivery to the depositary, in which event such notice shall be deemed to have been given to holders of the notes on the seventh index business day after the day on which such notice is delivered.

DISCONTINUANCE OF THE AMEX OIL INDEX

            If the AMEX discontinues publication of the AMEX Oil Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the AMEX Oil Index, then the closing value for any determination date will be determined by reference to the value of that index, which we refer to as a "successor index".

            Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

            If the AMEX discontinues publication of the AMEX Oil Index and a successor index is not selected by the calculation agent or is no longer published on any determination date, the value to be substituted for the AMEX Oil Index for that determination date will be a value computed by the calculation agent for that determination date in accordance with the procedures last used to calculate the AMEX Oil Index prior to the discontinuance.

            If a successor index is selected or the calculation agent calculates a value as a substitute for the AMEX Oil Index as described above, the successor index or value will be substituted for the AMEX Oil Index for all purposes, including for purposes of determining whether an index business day occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the AMEX Oil Index may adversely affect the value of the notes.

ALTERATION OF METHOD OF CALCULATION

            If at any time the method of calculating the AMEX Oil Index or a successor index is changed in any material respect, or if the AMEX Oil Index or a successor index is in any other way modified so that the value of the AMEX Oil Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the AMEX Oil Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the AMEX Oil Index or the successor index. Accordingly, if the method of calculating the AMEX Oil Index or the successor index is modified so that the value of the AMEX Oil Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the AMEX Oil Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

PAYING AGENT, TRUSTEE AND CUSIP

            Citibank, N.A. will serve as Paying Agent and Registrar for the notes and will also hold the global security representing the notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the notes.

            The CUSIP number for the notes is 79548E KL 5.

CALCULATION AGENT

            The calculation agent for the notes will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the notes. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                        DESCRIPTION OF THE AMEX OIL INDEX

GENERAL

            Unless otherwise stated, we have derived all information regarding the AMEX Oil Index contained in this pricing supplement, including its composition, method of calculation and changes in its components, from the American Stock Exchange, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, the American Stock Exchange. The American Stock Exchange has no obligation to continue to publish, and may discontinue or suspend publication of, the AMEX Oil Index at any time. A list of the issuers of the underlying stocks of the AMEX Oil Index is available from the American Stock Exchange. The American Stock

Exchange's address is 86 Trinity Place, New York, NY 10006, and its telephone number is (212) 306-1000.

            The AMEX Oil Index (XOI) represents a basket of the common stocks of 13 companies in the oil industry. The AMEX Oil Index is designed to measure the performance of the oil industry through changes in the prices of a cross section of widely held companies involved in the exploration, production and development of petroleum. The Index was established with a benchmark value of 125.00 on August 27, 1984. The value of the Index is published every 15 seconds through the Consolidated Tape Association's Network B under the ticker symbol "XOI". In addition, the underlying stocks met the following criteria at the time they were selected:

      - minimum market capitalization of $75 million, except that up to 10 percent (by weight) of the underlying stocks may have a market capitalization of not less than $50 million;

      - trading volume during each of the six months prior to their selection of not less than 1,000,000 shares, except that up to 10 percent (by weight) of the underlying stocks may have a trading volume during each of the six months prior to their selection of not less than 500,000 shares;

      - at least 90% of the index's numerical index value, and at least 80% of the total number of underlying stocks, met the then current criteria for standardized options trading set forth in AMEX Rule 915;

      - all of the underlying stocks were either listed on the New York Stock Exchange or the AMEX, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;

      - the underlying stocks that are listed only on a foreign stock exchange or American Depositary Receipts relating to such securities that are not subject to comprehensive surveillance agreements in the aggregate did not comprise more than 20% of the weight of the index.

            Each quarter (March, June, September, December) the Index portfolio is reviewed to ensure that each of the components continue to meet the minimum requirements set forth in AMEX Rule 901c.

THE AMEX OIL INDEX

                                                                  U.S. PRINCIPAL            STOCK
            ISSUER                                                TRADING MARKET           SYMBOL
            ------                                                --------------           ------
1.          Amerada Hess Corp...............................           NYSE                  AHC
2.          BP plc..........................................           NYSE                  BP
3.          Chevrontexaco Corp..............................           NYSE                  CVX
4.          Conocophilips...................................           NYSE                  COP
5.          Exxon Mobil Corp................................           NYSE                  XOM
6.          Kerr-McGee Corporation..........................           NYSE                  KMG
7.          Marathon Oil Corp...............................           NYSE                  MRO
8.          Occidental Petroleum Corp.......................           NYSE                  OXY
9.          Repsol YPF S.A..................................           NYSE                  REP
10.         Royal Dutch Petroleum ..........................           NYSE                  RD
11.         Sunoco Inc......................................           NYSE                  SUN
12.         Total Fina Elf S.A..............................           NYSE                  TOT


                                                                  U.S. PRINCIPAL            STOCK
            ISSUER                                                TRADING MARKET           SYMBOL
            ------                                                --------------           ------


13.         Unocal Corp.....................................           NYSE                  UCL

            Four of the issuers of the underlying stocks (2, 9, 10 and 12) are organized under the laws of jurisdictions other than the United States. Shares of the common stock of these issuers trade in the United States in the form of American Depositary Receipts or "ADRs".

CALCULATION OF THE AMEX OIL INDEX

            The AMEX Oil Index is a price-weighted index. Price weighting gives greater influence to higher-valued stocks by weighting all component stocks by their market price. Price-weighting methodology does not take into account the number of shares a company has outstanding.

            The AMEX Oil Index is currently calculated by adding the market prices of the underlying stocks and dividing that sum by the AMEX Oil Index Divisor. The AMEX Oil Index Divisor can be adjusted to allow for changes to the underlying stocks, such as a stock split, reverse stock split or similar event with respect to the underlying stocks, or in the event of a merger, consolidation, dissolution or liquidation with respect to the issuer of an underlying stock.

            The AMEX Oil Index is calculated based on real-time prices for all of the underlying stocks.

HISTORICAL DATA ON THE AMEX OIL INDEX

            The AMEX Oil Index is quoted on the American Stock Exchange under the symbol "XOI". The following table sets forth the historical closing values of the AMEX Oil Index on the last index business day of each month from January 1998 to January 2003. These historical data on the AMEX Oil Index are not necessarily representative of the future performance of the AMEX Oil Index or what the value of the notes may be. Any historical upward or downward trend in the value of the AMEX Oil Index during any period set forth below is not an indication that the AMEX Oil Index is more or less likely to increase or decrease at any time during the term of the notes.

                                                  1998           1999           2000          2001           2002           2003
                                                 ------         ------         ------        ------         ------         ------
January............................              432.65         394.97         467.79        527.98         508.20         426.99
February...........................              460.46         384.96         430.30        525.39         526.08
March..............................              477.38         450.59         501.99        529.44         565.87
April..............................              488.30         515.08         488.92        584.80         541.60
May................................              474.30         505.39         537.97        586.16         545.93
June...............................              467.76         508.33         505.35        548.85         548.45
July...............................              432.34         514.68         480.59        548.28         483.07
August.............................              390.71         521.61         520.25        548.85         490.59
September..........................              440.84         507.38         526.68        498.16         444.58
October............................              435.07         503.47         518.87        507.97         430.07
November...........................              443.34         511.64         505.10        490.80         436.85
December...........................              433.19         503.00         536.25        519.99         446.84

            The closing value of the AMEX Oil Index on February 13, 2003 was 412.76.

            The American Stock Exchange and Salomon Smith Barney Holdings have entered into a non-exclusive license agreement providing for the license to Salomon Smith Barney Holdings, in exchange for a fee, of the right to use indices owned and published by the American Stock Exchange in connection with certain securities, including the notes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

            Investors should consult their own tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

            Each note will be treated by Salomon Smith Barney Holdings for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

            Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the semi-annual computational rate of 3.9050% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, semi-annual payments of interest at a rate of 0.25%, as well as a payment of $1,291.64 at maturity, or the accrued portion thereof upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a note, taking into account the note's issue price.

            The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Salomon Smith Barney Holding's expectations regarding such yield, the amount of such payment, or whether Salomon Smith Barney Holdings will exercise its call right or any holder will exercise its exchange right.

            Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a note in taxable income each year, even though cash payments will be made with respect to the notes only upon interest payment dates, at maturity, or upon exchange or redemption.

            The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note (in excess of accrued semi-annual interest income) for each of the following periods:
$31.96 in 2003; $38.30 in 2004; $39.70 in 2005; $41.26 in 2006; $42.89 in 2007;
$44.71 in 2008; $46.35 in 2009; and $6.47 in 2010.

            Disposition (including Exchange) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity or upon the exercise by Salomon Smith Barney Holdings of its call right or the holder of its exchange right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder's tax basis in the note. A United States holder's tax basis (i.e., adjusted cost) in a note will be equal to the United States holder's original purchase price for such note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the note. If the amount received by the United States holder at maturity or upon exchange or redemption of a note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange or redemption is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

            Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases.

            Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

                                  ERISA MATTERS

            The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of a Plan or of a plan described in Section 4975(e)(1) of the Internal Revenue Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to Section 4975 of the Internal Revenue Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Internal Revenue Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code.

            Salomon Smith Barney Holdings, directly or through its affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code) and with respect to which Salomon Smith Barney Holdings or any of its affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the notes and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

            By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the notes through and including the date of disposition of such notes either (i) that it is not a Plan, a government plan or an entity the assets of which are deemed to be "plan assets" under ERISA regulations, or (ii) that the acquisition, holding and disposition of the notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code (or, in the case of a governmental plan, any substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. Any plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Internal Revenue Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

                                    EXHIBIT A

                           OFFICIAL NOTICE OF EXCHANGE

                                                                    Dated: [ , ]

                      [Must be on or after March 18, 2003]

Citibank, N.A.,                                 Salomon Smith Barney Inc.,
     as Paying Agent                                  as Calculation Agent
111 Wall Street, 15th Floor                     390 Greenwich Street
Citibank Agency & Trust                         New York, New York 10013
New York, NY 10005                              Attn:  Structured Products/Equity Derivatives Group
Attention: Sebastian Andrieszyn                 Phone: (212) 723-7349
Phone: (212) 657-9055                           Fax: (212) 723-8732
Fax: (212) 825-3483

Ladies and Gentlemen:

            The undersigned holder of the 0.25% Cash Exchangeable Notes Linked to the Performance of the AMEX Oil Index, Due 2010 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Index Business Day by either the Calculation Agent or the Paying Agent, as of the next Index Business Day), provided that such day is prior to the earliest of (i) February 18, 2010 and (ii) in the event of a call at the Call Price, the Call Notice Date, the holder's exchange right as described in the Pricing Supplement dated February 13, 2003 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

            Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated; the Paying Agent will in turn be obligated to deliver the required amount of cash three Index Business Days after the Exchange Date in accordance with the delivery instructions set forth below.

                              Very truly yours,
                              [Name of Holder]


                              By:
                                    [Title]

                                    [Fax No.]


                                   $
                                   Principal Amount of Notes being Exchanged
                                   [must be $1,000 or integral multiple thereof]

Delivery Instructions




Receipt of the above Official Notice of
Exchange is hereby acknowledged:
SALOMON SMITH BARNEY INC., as Calculation Agent
CITIBANK, N.A., as Paying Agent.
By:  CITIBANK, N.A., as Paying Agent.
By:
      Name:
      Title:

Date and Time of Acknowledgement:

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
                               PRICING SUPPLEMENT

Summary Information -- Q&A........................................       PS-2
Incorporation of Certain Documents by Reference...................       PS-4
Risk Factors Relating to the Notes................................       PS-5
Description of the Notes..........................................       PS-9
Description of the AMEX Oil Index................................       PS-12
Certain United States Federal Income Tax
   Considerations................................................       PS-15
ERISA Matters....................................................       PS-17


                              PROSPECTUS SUPPLEMENT

Risk Factors....................................................          S-3
Important Currency Information....................................        S-6
Description of the Notes..........................................        S-7
Unites States Federal Income Tax Considerations...................       S-31
Plan of Distribution..............................................       S-38
Legal Matters.....................................................       S-39


                                   PROSPECTUS

Prospectus Summary................................................          2
Forward-Looking Statements........................................          6
Salomon Smith Barney Holdings Inc.................................          7
Use of Proceeds and Hedging.......................................          8
Ratio of Earnings to Fixed Charges................................          9
European Monetary Union...........................................         10
Description of Debt Securities....................................         11
Description of Index Warrants.....................................         18
Book-Entry Procedures and Settlement..............................         21
Limitations on Issuances in Bearer Form...........................         22
Plan of Distribution..............................................         23
ERISA Matters.....................................................         25
Legal Matters.....................................................         25
Experts...........................................................         25

                                  SALOMON SMITH
                              BARNEY HOLDINGS INC.
                                MEDIUM-TERM NOTES

                                   $20,000,000
                          0.25% CASH EXCHANGEABLE
                                     NOTES
                          LINKED TO PERFORMANCE OF THE
                                 AMEX OIL INDEX

                              DUE FEBRUARY 18, 2010
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)



                               PRICING SUPPLEMENT

                                FEBRUARY 13, 2003
            (INCLUDING PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND
                      PROSPECTUS DATED FEBRUARY 23, 2001)



                              SALOMON SMITH BARNEY